As filed with the Securities and Exchange Commission on March 10, 2020

Registration No. 333-118008

Registration No. 333-190339

Registration No. 333-190340

Registration No. 333-215981

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-118008

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-190339

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-190340

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-215981

UNDER THE SECURITIES ACT OF 1933

CSS INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-1920657
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

450 Plymouth Road, Suite 300

Plymouth Meeting, PA 19462

(Address and Zip Code of Principal Executive Office)

CSS Industries, Inc. 2004 Equity Compensation Plan

CSS Industries, Inc. 2013 Equity Compensation Plan

CSS Industries, Inc. 2000 Stock Option Plan for Non-Employee Directors

CSS Industries, Inc. 2006 Stock Option Plan for Non-Employee Directors

CSS Industries, Inc. 2011 Stock Option Plan for Non-Employee Directors

CSS Industries, Inc. Deferred Compensation Plan

(Full titles of the plans)

CSS Industries, Inc.

450 Plymouth Road, Suite 300

Plymouth Meeting, PA 19462

(610) 729-3959

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) filed by CSS Industries, Inc., a Delaware corporation (the “Company”), deregisters all shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), that remain unsold under the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement on Form S-8 (No. 333-118008), which was filed with the Commission on August 6, 2004, pertaining to the registration of 2,000,000 shares of Common Stock issuable under the CSS Industries, Inc. 2004 Equity Compensation Plan, and Amendment No. 1 thereto, which was filed with the Commission on August 12, 2004.

•                  Registration Statement on Form S-8 (No. 333-190339), which was filed with the Commission August 2, 2013, pertaining to the registration of 1,630,963 shares of Common Stock issuable under the CSS Industries, Inc. 2013 Equity Compensation Plan.

•                  Registration Statement on Form S-8 (No. 333-190340), which was filed with the Commission on August 2, 2013, pertaining to the registration of 235,500 shares of Common Stock issuable under the CSS Industries, Inc. 2000 Stock Option Plan for Non-Employee Directors, the CSS Industries, Inc. 2006 Stock Option Plan for Non-Employee Directors and the CSS Industries, Inc. 2011 Stock Option Plan for Non-Employee Directors.

•                  Registration Statement on Form S-8 (No. 333-215981), which was filed with the Commission on February 9, 2017, pertaining to the registration of $20,000,000 in deferred compensation obligations pursuant to the CSS Industries, Inc. Deferred Compensation Plan.

Effective March 3, 2020, pursuant to the Agreement and Plan of Merger, dated as of January 20, 2020 (the “Merger Agreement”), by and among the Company, IG Design Group Americas, Inc., a Georgia corporation (“Parent”), TOM MERGER SUB INC., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Merger Sub”), and IG Design Group Plc, a public limited company incorporated and registered in England and Wales, Merger Sub merged with and into the Company, with the Company continuing as the surviving entity and as a wholly owned subsidiary of Parent (the “Merger”).  In connection with the completion of the Merger and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under each of the Registration Statements. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 4th day of March, 2020.

CSS INDUSTRIES, INC.

By:	/s/ Gideon Schlessinger
Name:	Gideon Schlessinger
Title:	President and Chief Executive Officer

*Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.

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